UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

The Kraft Heinz Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

September 3, 2019

Dear Fellow Stockholders:

I am writing to ask for your support by voting in accordance with the recommendations of the Board of Directors of The Kraft Heinz Company (the “Company”) on all of the proposals included in our Proxy Statement for our 2019 Annual Meeting of Shareholders, which was filed with the U.S. Securities and Exchange Commission (“SEC”) on August 2, 2019.

In particular, I am requesting your support on Proposal 2 – the annual advisory vote to approve our executive compensation (referred to here as the “Say-on-Pay Proposal”).

Glass, Lewis & Co., LLC (“Glass Lewis”), a leading proxy advisory firm, has recommended that stockholders vote in favor of our Say-on-Pay Proposal. In contrast, another leading proxy advisory firm, Institutional Shareholder Services, Inc. (“ISS”), has recommended that stockholders vote against this proposal.

As described in our Proxy Statement and below, I believe our executive compensation program directly links pay with performance. Specifically, a proxy advisory firm has questioned the value of the performance-based restricted stock units (“PSUs”) that were granted to our named executive officers in March 2018. However, as described in our Proxy Statement, I note that as of December 29, 2018, due to the performance of our business, the expected payout of the PSUs was determined to be zero. Therefore, while we were required to report the full grant date accounting value of these PSUs in the summary compensation table in accordance with SEC rules, these awards have no actual value at this time, which is the very cornerstone of pay-for-performance and clearly indicates that we are holding our named executive officers accountable for performance results. Similarly, while we were required to report the full value of cash bonuses that were earned by our named executive officers for fiscal 2018 in the summary compensation table in accordance with the SEC rules, as described in our Proxy Statement in further detail, several of our named executive officers have asked, and the Compensation Committee has agreed, that their bonuses be forfeited for the 2018 fiscal year due to the Company’s performance, including the decline in the Company’s stock price. As a result, they did not receive any cash bonuses for fiscal 2018, even though, based on the combination of individual and Company performance, bonuses were earned. Finally, as disclosed in our Proxy Statement, our former chief executive officer’s total actual compensation in 2018 was $1,149,136, as he forfeited the PSUs and restricted stock units granted to him in 2018 (with an aggregate grant date fair value of $25,483,713) due to the performance of the business and his decision to leave the company, respectively. In addition, our former chief executive officer did not receive any additional severance other than what he was entitled to under the Company’s U.S. Severance Pay Plan that is generally applicable to U.S.-based salaried employees, including our U.S.-based named executive officers.

I believe that the above demonstrates that we take seriously our commitment to pay-for-performance. I also strongly believe that our executive compensation program is in the best interests of the Company’s stockholders, fosters close alignment between the interests of our stockholders and our executive officers and that both the design and, most importantly, outcomes of our program support these beliefs.

I encourage you to vote “FOR” Proposal 2 – the annual advisory vote to approve our executive compensation.

Sincerely,

/s/ Joao M. Castro-Neves

Joao M. Castro-Neves, Chair of the Compensation Committee